Exhibit 99.1

Hanover Compressor Company

Press Information

Houston, February 15, 2006

Hanover Compressor Company Reports Fourth Quarter
and Full Year 2005 Financial Results

Hanover Compressor Company (NYSE: HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and treating applications, today reported financial results for the quarter and year ended December 31, 2005.

Summary
Fourth quarter 2005 revenue increased to $359.3 million, a 16% increase over fourth quarter 2004 revenue of $310.1 million. EBITDA(1) for the fourth quarter 2005 was $78.5 million, a 17% increase over fourth quarter 2004 EBITDA of $67.4 million. Net loss for the fourth quarter 2005 was $4.2 million, or $0.04 per share compared to a net loss of $20.2 million, or $0.24 per share in the fourth quarter 2004. Included in fourth quarter 2005 EBITDA is $1.6 million in foreign currency translation losses compared to $4.6 million in foreign currency translation gains during fourth quarter 2004. The company’s provision for income taxes for the fourth quarters of 2005 and 2004 did not include a tax benefit for the company’s tax losses in the U.S. and certain international jurisdictions.

For the year ended December 31, 2005, revenue increased to $1,375.6 million, a 16% increase over 2004 revenue of $1,188.6 million. EBITDA for 2005 increased to $310.2 million, a 6% increase over 2004 EBITDA of $293.0 million. For 2005, Hanover recorded a net loss of $38.0 million, or $0.42 per share, compared to a net loss of $44.0 million, or $0.52 per share in 2004. Included in 2005 EBITDA is a $7.3 million charge for the early extinguishment of debt and $7.9 million in foreign currency translation losses. Included in 2004 EBITDA is a $4.2 million benefit from the reversal of a provision for the cost of the securities related litigation and foreign currency translation gains of $5.2 million.

“During 2005, Hanover made significant progress in building the foundation for a profitable future,” said John Jackson, President and Chief Executive Officer of Hanover. “However, we will not be satisfied until we achieve targeted profitability levels with our return on investment consistently exceeding our cost of capital. We are continuing our disciplined growth strategy in 2006, improving returns on existing assets while selectively adding to assets and project backlog in all regions of the world.”

Summary of Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2005	2004	(decrease)	2005	2004	(decrease)
Revenue	$88,580	$85,432	4%	$351,128	$341,570	3%
Operating expense	$36,902	$36,275	2%	$139,465	$144,580	(4)%

Gross profit	$51,678	$49,157	5%	$211,663	$196,990	7%
Gross margin	58%	58%	0%	60%	58%	2%

U.S. rental revenue increased in the fourth quarter 2005 and in the year ended December 31, 2005, compared to the same periods in the prior year, due primarily to improvement in market conditions that led to an improvement in pricing. Gross margin was flat for the fourth quarter 2005. For the year ended December 31, 2005, gross margin increased compared to the same period in the prior year due primarily to improved pricing in 2005 and our efforts to reduce current fleet maintenance and repair expenses. During the second half of 2005, we opened a facility to repair and overhaul approximately 200,000 horsepower of idle equipment over the next two years. We incurred repair expenses in connection with this program that decreased our gross margin by approximately 2% for the fourth quarter of 2005 and 1% for the year ended 2005.

International Rentals
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2005	2004	(decrease)	2005	2004	(decrease)
Revenue	$64,943	$55,702	17%	$232,587	$214,598	8%
Operating expense	$22,582	$18,416	23%	$76,512	$63,953	20%

Gross profit	$42,361	$37,286	14%	$156,075	$150,645	4%
Gross margin	65%	67%	(2)%	67%	70%	(3)%

Fourth quarter 2005 international rental revenue and gross profit increased, compared to the same period a year earlier, due primarily to increased compression and plant rental activity in Nigeria and Latin America. Gross margin in the fourth quarter 2005 was impacted by approximately 3% due to increased labor and repair and maintenance costs in Argentina. The Company’s Argentine operations have experienced an increase in labor costs due to pressures from unions for increased compensation for workers only a portion of which is recoverable from customers.

During the year ended December 31, 2005, international rental revenue and gross profit increased, compared to the year ended December 31, 2004, due primarily to new rental projects that have come on-line in 2005. Gross margin as a percentage decreased primarily by approximately 1% due to lower margin projects in Nigeria and by approximately 2% due to an increase in costs in Argentina.

Parts, Service and Used Equipment
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2005	2004	(decrease)	2005	2004	(decrease)
Revenue	$67,641	$45,784	48%	$225,636	$180,321	25%
Operating expense	$52,028	$37,177	40%	$169,168	$135,929	24%

Gross profit	$15,613	$8,607	81%	$56,468	$44,392	27%
Gross margin	23%	19%	4%	25%	25%	0%

Parts, service and used equipment revenue and gross profit for the fourth quarter 2005 was higher than the fourth quarter 2004 due primarily to higher used rental equipment and installation sales. Parts, service and used equipment revenue includes two business components: parts and service; and used rental equipment and installation sales. The company’s used rental equipment sales and installation revenues and related gross margin vary significantly from period to period and are dependent upon the exercise of purchase options on rental equipment by customers and the start of new projects by customers.

For the fourth quarter 2005, parts and service revenue was $41.9 million with a gross margin of 26%, compared to $42.2 million and 22%, respectively, for the same period a year ago. Gross margin improved due primarily to higher pricing in the U.S. market resulting from improved market conditions. Used rental equipment and installation sales revenue in the fourth quarter 2005 was $25.7 million with a gross margin of 18%, compared to $3.6 million at a (17)% gross margin for the same period a year earlier.

Parts, service and used equipment revenue for the year ended December 31, 2005 were higher than the year ended December 31, 2004 due primarily to improved business conditions and an increase in used rental equipment and installation sales. For the year ended December 31, 2005, parts and service revenue was $152.4 million with a gross margin of 26%, compared to $139.3 million and 24%, respectively, for the year ended December 31, 2004. Used rental equipment and installation sales revenue for the year ended December 31, 2005 was $73.2 million with a gross margin of 22%, compared to $41.1 million with a 27% gross margin for the year ended December 31, 2004. The increase in revenue in 2005 was primarily due to a $20.3 million sale of used rental equipment related to a gas plant in Madisonville, TX.

Compression and Accessory Fabrication
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2005	2004	(decrease)	2005	2004	(decrease)
Revenue	$54,540	$39,715	37%	$179,954	$158,629	13%
Operating expense	$45,792	$37,248	23%	$156,414	$144,832	8%

Gross profit	$8,748	$2,467	255%	$23,540	$13,797	71%
Gross margin	16%	6%	10%	13%	9%	4%

For the fourth quarter 2005 and year ended December 31, 2005, compression fabrication revenue, gross profit and gross margin increased compared to the fourth quarter and the year ended December 31, 2004, due primarily to improved market conditions in 2005 that led to improved pricing and also improved due to our focus on operational efficiencies.

As of December 31, 2005, we had compression and accessory fabrication backlog of approximately $85.4 million compared to $56.7 million at December 31, 2004.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2005	2004	(decrease)	2005	2004	(decrease)
Revenue	$76,087	$77,645	(2)%	$360,267	$270,284	33%
Operating expense	$71,224	$71,694	(1)%	$325,924	$242,251	35%

Gross profit	$4,863	$5,951	(18)%	$34,343	$28,033	23%
Gross margin	6%	8%	(2)%	10%	10%	0%

Production and processing equipment fabrication gross profit and gross margin for the fourth quarter 2005 was lower than the fourth quarter 2004 due to approximately $3 million in expected cost overruns and late delivery penalties on projects due to poor performance. The impact of the cost overruns was partially offset by favorable foreign currency trends.

Production and processing equipment fabrication revenue for the year ended December 31, 2005 was greater than for the year ended December 31, 2004, primarily due to our focus on fabrication sales and an improvement in market conditions.

As of December 31, 2005, we had a production and processing equipment fabrication backlog of $287.7 million compared to $234.2 million at December 31, 2004.

General
Selling, general, and administrative expense (“SG&A”) for the fourth quarter 2005 was $50.7 million, compared to $46.9 million in the fourth quarter 2004. As a percentage of revenues, SG&A was 14.1% in the fourth quarter 2005 versus 15.1% in the fourth quarter of 2004.

Depreciation and amortization expense for the fourth quarter 2005 decreased to $44.2 million, from $46.4 million in the same period of 2004. Fourth quarter 2005 depreciation and amortization expense decreased primarily due to reduced amortization of deferred debt issuance costs associated with the debt that was repaid in 2004 and 2005.

Depreciation and amortization expense for 2005 was $182.7 million, compared to $175.3 million in 2004. Depreciation and amortization expense increased in 2005, in comparison to 2004, due to net additions of property, plant and equipment placed in service during the year.

The company’s effective tax rate for the fourth quarter 2005 was 261% compared to (47)% for the fourth quarter 2004. For 2005, Hanover’s effective tax rate was (294)%, compared to (84)% in 2004. Due to the company’s recent tax losses in certain jurisdictions (primarily U.S.), Hanover cannot reach the conclusion that it is “more likely than not” that certain of its deferred tax assets will be realized in the near future. Accordingly, the company’s provision for income taxes for 2005 did not include a full tax benefit for the company’s tax loss in the U.S. and certain international jurisdictions.

Capital and Other
Hanover had capital expenditures of approximately $52 million in the fourth quarter 2005, compared to approximately $33 million in the fourth quarter of 2004. For 2005, Hanover had capital expenditures of approximately $155 million compared to $90 million in 2004. At December 31, 2005, the company had approximately $1.49 billion in debt and compression equipment lease obligations, compared to $1.66 billion at December 31, 2004. At December 31, 2005, Company debt included approximately $48 million outstanding under its new five-year $450 million bank credit facility and the Company had approximately $53.4 million in cash on its balance sheet.

Total compression horsepower at December 31, 2005 was approximately 3,320,000 including approximately 2,438,000 horsepower in the United States and approximately 882,000 horsepower internationally. Hanover’s compression horsepower utilization rate as of December 31, 2005, on a total horsepower basis, was approximately 86%, an increase over utilization of approximately 85% at September 30, 2005 and 82% at December 31, 2004. U.S. and international utilization at December 31, 2005 was approximately 82% and 98%, respectively, compared to approximately 80% and 98%, respectively, at September 30, 2005, and approximately 77% and 98%, respectively, at December 31, 2004.

Conference Call Details
Hanover Compressor Company will host a conference call at 11:00 a.m. Eastern Standard Time, Wednesday, February 15, 2006, to discuss its fourth quarter and full year 2005 financial results and other matters.

To access the call, United States and Canadian participants should dial 800-811-0667. International participants should dial (913) 981-4901 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 4962029. A replay will be available from 12:30 p.m. Eastern Standard Time on Wednesday, February 15, until midnight on Wednesday, February 22, 2006. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 4962029.

Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log on to the company’s Web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

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About Hanover Compressor Company
Hanover Compressor Company (NYSE: HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found on the Internet (www.hanover-co.com).

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives, such as international expansion (including our ability to timely and cost-effectively execute projects in new international operating environments), integrating acquired businesses, generating sufficient cash, accessing capital markets and refinancing existing or incurring additional indebtedness to fund our business; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues and other income:
U.S. rentals	$88,580	$85,432	$351,128	$341,570
International rentals	64,943	55,702	232,587	214,598
Parts, service and used equipment	67,641	45,784	225,636	180,321
Compressor and accessory fabrication	54,540	39,715	179,954	158,629
Production and processing equipment fabrication	76,087	77,645	360,267	270,284
Equity in income of non-consolidated affiliates	5,707	4,913	21,466	19,780
Other	1,837	886	4,551	3,413

	359,335	310,077	1,375,589	1,188,595
Expenses:
U.S. rentals	36,902	36,275	139,465	144,580
International rentals	22,582	18,416	76,512	63,953
Parts, service and used equipment	52,028	37,177	169,168	135,929
Compressor and accessory fabrication	45,792	37,248	156,414	144,832
Production and processing equipment fabrication	71,224	71,694	325,924	242,251
Selling, general and administrative	50,689	46,933	182,198	173,066
Foreign currency translation	1,581	(4,622)	7,890	(5,222)
Securities related litigation settlement	—	(260)	—	(4,163)
Debt extinguishment costs	—	—	7,318	—
Other	—	(162)	526	407

	280,798	242,699	1,065,415	895,633

EBITDA from continuing operations (1)	78,537	67,378	310,174	292,962
Depreciation and amortization	44,224	46,426	182,681	175,308
Interest expense	31,713	38,809	136,927	146,978

	75,937	85,235	319,608	322,286

Income (loss) from continuing operations before income taxes	2,600	(17,857)	(9,434)	(29,324)
Provision for income taxes	6,792	8,352	27,714	24,767

Loss from continuing operations	(4,192)	(26,209)	(37,148)	(54,091)
Income (loss) from discontinued operations, net of tax	(7)	5,992	(869)	10,085

Net loss	$(4,199)	$(20,217)	$(38,017)	$(44,006)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.04)	$(0.31)	$(0.41)	$(0.64)
Income (loss) from discontinued operations, net of tax	—	0.07	(0.01)	0.12

Net loss	$(0.04)	$(0.24)	$(0.42)	$(0.52)

Weighted average common and common equivalent shares outstanding:
Basic	100,655	85,561	91,556	84,792

Diluted	100,655	85,561	91,556	84,792

Gross profit percentage:
U.S. rentals	58%	58%	60%	58%
International rentals	65%	67%	67%	70%
Parts, service and used equipment	23%	19%	25%	25%
Compressor and accessory fabrication	16%	6%	13%	9%
Production and processing equipment fabrication	6%	8%	10%	10%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2006 net income (loss), which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2006 prediction inadvisable: interest expense, foreign currency translation, taxes and depreciation. The ultimate outcome of these uncertain items may have an impact on our net income (loss).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
EBITDA Reconciliation
Loss from continuing operations	$(4,192)	$(26,209)	$(37,148)	$(54,091)
Add:
Depreciation and amortization	44,224	46,426	182,681	175,308
Interest expense	31,713	38,809	136,927	146,978
Provision for income taxes	6,792	8,352	27,714	24,767

EBITDA from continuing operations	$78,537	$67,378	$310,174	$292,962